Exhibit 99.1

Trans Energy, Inc. announces common share buy-back program

St. Marys, WV, November 28, 2007

Trans Energy, Inc. (TENG) today announced that its Board of Directors, at its meeting earlier this month, approved a common share buy-back program to be executed immediately by the company. The program allows Trans Energy, Inc. to purchase its own shares through brokers or directly from shareholders, and will begin immediately. Although the Board allocated a maximum of $500,000 to carry out the program, the company is not obligated to purchase any specific number of outstanding shares, and will reevaluate the program on an ongoing basis.

Company CEO and President James Abcouwer described the company’s decision to go forward with the programimssc “Management and the Board feel, first and foremost, that the current value of the company’s shares represents an opportunity to invest capital wisely. Our business is creating value by identifying oil and gas reserves and realizing their potential through the leasing-exploration-development process. While we do have much opportunity in this, our core business, as evidenced by our current drilling program, that won’t prevent us from creating value in other ways, on a limited basis. In addition, we have many current shareholders with a small number of shares. If the program creates an opportunity for some of those people looking to sell their shares, that will also be a positive thing.”

Abcouwer explained that any share purchases under the program will be funded out of the company’s cash reserves, and that no additional borrowing would be done to finance any of those purchases. He added that, while the program is not part of any effort to take the company private, the company’s management and Board continue to discuss the relative costs and benefits of remaining public, given the company’s small size. Abcouwer anticipates those discussions and evaluations will continue.

Trans Energy shareholders interested in taking advantage of the share buy-back program are invited to contact their broker or fax company rep Monica Sponsler at 304-422-4064, or email her at monicasponsler@transenergyinc.com . Your contact message will not obligate you to sell any shares, but you are asked to indicate your number of shares held and indicate your preferred contact information. Shareholders without fax or email are invited to call Ms. Sponsler at 304-422-4062 or write her at 820 Market St., Ste. 100, Parkersburg, WV 26101.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 - Forward-looking statements in this release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. Forward-looking statements in this document include statements regarding the Company's exploration, drilling and development plans, the Company's expectations regarding the timing and success of such programs. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating  risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company's oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. For a more detailed discussion of the risks and uncertainties of our business, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the Securities and Exchange Commission. We assume no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.